Exhibit 3.33

The Brønnøysund Register Centre	Certificate of Registration

Organization number:	980 593 126

Type of company:	Limited company

Date of incorporation:	1999-03-05

Registered in the Register of Business Enterprises:	1999-03-10

Name:	HELI-ONE (EUROPE) AS

Business address:	c/o Helikopter Service AS 4055 STAVANGER LUFTHAVN
Municipality:	1124 SOLA
Country:	Norway

Postal address:	c/o Helikopter Service P.O. Box 522 4055 STAVANGER LUFTHAVN

Telephone number:	+ 47 51 94 10 00

Share capital NOK:	223,500,000.00

General manager/ managing director:	Leif Egil Torkelsen

Board of directors:
Chairman of the board:	Lars Andreas Landsnes
Kornblomstveien 19
4027 STAVANGER

Board member(s):	Leif Egil Torkelsen
Karl Gjelvik

Signature:	The board members separately.

Auditor:	Certified auditing company
Organization number 976 389 387
ERNST & YOUNG AS
Dronning Eufemias gate 6
0191 OSLO

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

[Notary Seal]	/s/ Anne Marthe Hesjadalen	/s/ Geir Andreassen	[Notary Seal]
	Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 980 593 126	Page 1 of 1